Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-145251 on Form S-3 of our report dated March 26, 2007, relating to the consolidated financial statements and financial statement schedule of Hughes Communications, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Hughes Communications, Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

November 15, 2007